EXHIBIT 99.1
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Contacts
EPICEPT CORPORATION                               FOR INVESTORS:
Robert W. Cook                                    LIPPERT/HEILSHORN & ASSOCIATES
(914) 606-3500                                    Kim Sutton Golodetz
rcook@epicept.com                                 (212) 838-3777
                                                  kgolodetz@lhai.com, or
FOR MEDIA:
FEINSTEIN KEAN HEALTHCARE
Greg Kelley                                       Bruce Voss
(617) 577-8110                                    (310) 691-7100
gregory.kelley@fkhealth.com                       bvoss@lhai.com


                   EPICEPT ANNOUNCES RECEIPT OF NASDAQ NOTICE

TARRYTOWN, N.Y. - (APRIL 18, 2008) - EpiCept Corporation (Nasdaq and OMX Nordic
Exchange: EPCT) today announced that it has received a letter from the Nasdaq Listings Qualification Department stating that EpiCept is not in compliance with the continued listing requirements of The Nasdaq Capital Market because the bid price of EpiCept's common stock has closed below the minimum $1.00 per share requirement for 30 consecutive business days (pursuant to Marketplace Rule 4310(c)(4)).

Pursuant to Nasdaq Marketplace Rule 4450(c)(8)(D), EpiCept will be provided a period of 180 calendar days, or until October 13, 2008, to regain compliance. If at any time before October 13, 2008, the bid price of EpiCept's common stock closes at $1.00 per share or more for a period determined by Nasdaq (which shall be a minimum of 10 consecutive business days and a maximum of 20 consecutive business days), it will provide written notification to EpiCept that it complies with the Rule.

In the event that EpiCept does not regain compliance by October 13, 2008, the Department will determine whether EpiCept meets the remaining initial listing criteria set forth in Marketplace Rule 4310(c), and if it does so, EpiCept will be granted an additional 180 calendar day compliance period.

On April 8, 2008, EpiCept announced that it had received a letter from Nasdaq stating that EpiCept was not in compliance with the continued listing requirements of The Nasdaq Capital Market because the market value of EpiCept's listed securities had fallen below $35,000,000 for 10 consecutive trading days (pursuant to Marketplace Rule 4310(c)(3)(B)). Pursuant to Nasdaq Marketplace Rule 4450(c)(8)(C), EpiCept was provided 30 calendar days, or until May 5, 2008, to regain compliance.

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In the event that EpiCept is not eligible for the minimum bid price additional compliance period, or if EpiCept does not regain compliance with the market value standard by May 5, 2008, EpiCept will have the right to appeal a determination to delist EpiCept's securities. EpiCept's securities would remain listed on The Nasdaq Capital Market until the completion of this appeal process.

The Company intends to focus its efforts on regaining compliance with Nasdaq's requirements.

ABOUT EPICEPT CORPORATION
EpiCept is focused on unmet needs in the treatment of pain and cancer. The Company's broad portfolio of pharmaceutical product candidates includes several pain therapies in clinical development and a lead oncology compound for AML with demonstrated efficacy in a Phase III trial; a marketing authorization application for this compound is approaching a decision in Europe. In addition, EpiCept's ASAP technology, a proprietary live cell high-throughput caspase-3 screening technology, can efficiently identify new cancer drug candidates and molecular targets that selectively induce apoptosis in cancer cells. Two oncology drug candidates currently in clinical development that were discovered using this technology have also been shown to act as vascular disruption agents in a variety of solid tumors.

FORWARD-LOOKING STATEMENTS
This news release and any oral statements made with respect to the information contained in this news release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on EpiCept's current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that the Company's securities may be delisted by the Nasdaq Capital Market and that any appeal of the delisting determination may not be successful, the risk that our appeal of the negative opinion regarding the MAA for Ceplene(R) will not be successful and that Ceplene(R) will not receive regulatory approval or marketing authorization in the EU, the risk that Ceplene(R), if approved, will not achieve significant commercial success, the risks associated with our need to raise additional financing to continue to meet our capital needs and our ability to continue as a going concern, the risk that Myriad's development of Azixa(TM) will not be successful, the risk that Azixa(TM) will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myriad, the risk that the development of our other apoptosis product candidates will not be successful, the risk that our ASAP technology will not yield any successful product candidates, the risk that clinical trials for NP-1 or EPC2407 will not be successful, the risk that NP-1 or EPC2407 will



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not receive regulatory approval or achieve significant commercial success, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; risks associated with prior material weaknesses in our internal controls; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in EpiCept's periodic reports, including its reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in EpiCept's filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

*Azixa is a registered trademark of Myriad Genetics, Inc.

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